Pacific Bepure Industry Inc

One of China's leading domestic casual and sports footwear companies whose products are sold primarily to young women in 24 provinces under the Baopiao (or "Bepure") label — synonymous throughout China with comfort and value.

Corporate Profile

July, 2010

OTCBB: PBEP

Industry: Footwear

Sector: Retail

Employees: 600

Pacific Bepure Industry Inc

No. 78 Kanglong East Rd

Yangdaili, Chendai Township

Jinjiang City, Fujian Province

People's Republic of China 300500

Tel: (86 595) 8677 0999

Fax: (86 595) 8677 5388

www.baopiao.com



The Pacific Bepure footwear label "Baopiao" or "Bepure," in English, is one of the most well known in China, and considered a "favorite brand." The Company's four lines of "Travel Time" casual and sports shoes are aimed primarily at young women in China's smaller cities, who appreciate their comfort, style and value, as well as special features for which the brand is known, especially hidden height increasing technology. The Company's products are sold through distributors in 24 provinces with a growing network of retail stores. In 2009, the Company produced revenues of $25.4 million, up 26% over the prior year, and net income of $5.2 million, or $0.35 per share, a gain of 17%. These results reflect the impact of the global recession in the first half of the year. Of note, profits in the second half of 2009 increased 28.5% and revenues grew 32.33% compared to the same period in 2008 which put the Company back on track with historical growth trends.

According to Mr. Haiting Li, Chairman, CEO and founder of the Company, "We have taken a number of critical steps to strengthen the rapidly growing footwear business we began nearly 16 years ago, and to prepare it for continuing strong growth in the new decade ahead. Of note, we have reorganized our sales and distribution in China to be closer to the market and more competitive, increased marketing expenditures to broaden awareness of the Baopiao brand, will be completing in 2010 a new factory to further reduce costs and greatly expand our capacity as well as to broaden our product line. We also have added new technology throughout the organization and developed a substantial export business."

First Quarter 2010 Earnings Rose 48.06% on 31.09% Sales Increase-Continuing the strong results reported in the second half of 2009, in its first quarter ended March 31, 2010, PBEP achieved record sales of $4,732,415, a 31.09% increase over sales in the same period last year, and a 48.06% increase in net income to $885,981, or $0.059 per share. PBEP attributed the record results in the quarter primarily to the strong appeal—- primarily to young women—-of its "Free Travel" sports and casual line and the growing success of its international sales in South America, which accounted for approximately 30% of first quarter revenues. Gross profit margins in the 2010 first quarter increased to 35.56% from 30.62% in the year ago quarter, while operating margins grew to 27.23%, and the net profit margin grew 2.14% to 18.72%. As of 3/31/10, cash and cash equivalents increased $534,876 to $4,860,052. Mr. Haiting Li, commented, "We are extremely pleased with the growth we are achieving as awareness of our 'Baopiao' (or 'Bepure') brand, particularly among young consumers, continues to increase. We also remain focused on profitability, as reflected in the increased gross margin and net profit margin achieved in the quarter."

Net Income For The First Quarter Ended March 31,



In Millions
$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
+48.06%
$885,981
$595,387
2009
2010

Revenues For The First Quarter Ended March 31,



In Millions
$5
$4
$3
$2
$1
+31.09%
$4,732,415
$3,610,010
2009
2010

Investor Relations (U.S.)

Ken Donenfeld

DGI Investor Relations Inc

Tel: 212-425-5700

email: donfgroup@aol.com

Select Financials

Fiscal Year End: Dec. 31

Recent Price: $2.25 (7/7/10)

Market Cap: approx. $33.75 million

F/D Shares Outstanding: 15,000,000

Management Ownership: 10.5 million (70%)

Auditor: PKF

Attorneys: Gersten Savage LLP

Transfer Agent:

Signature Stock Transfer



Reasons To Consider

- Rapid sales growth in key growth segment (women's sports and casual shoes) in the world's largest footwear market. Sales in the second half of 2009 increased 160.13% over the first half of the year as the impact of the world financial crisis receded. In Q1 2010, sales grew 31.09% compared with Q1 last year.
- 2009 earnings up 17% to $5.2 million ($0.35 per share). In the second half of 2009, profits grew 28.5% compared with the same period last year. In Q1 2010, profits advanced 48.06% to a record $88.6 million, or $0.059 per share.
- One of China's most well liked and widely known brands. Distributors in 22 provinces with retail stores, new Internet thrust.
- Focused on 2nd & 3rd tier cities where rapid economic growth is expected to continue; China's GNP in Q4 '09 was +9%.
- New Internet thrust: customers in China can browse over 300 styles of footwear (including different colors) among four product series and place orders through new online retail store (www.baopiao.com/shop).
- Successful and focused international expansion to high growth markets in South America (30% of Q1 2010 revenues).
- Strong balance sheet and cash flow as well as a highly regarded senior management team and skilled workforce.
- New manufacturing facility to be completed this year will increase production by 50% and reduce costs.
- As an industry leader, anticipates growth by acquisitions (+200 footwear companies in China) and strong organic growth.

* All financial figures in this document (including graphs) are unaudited. For more information, please consult the Company's filings with the US Securities and Exchange Commission.

Pacific Bepure Industry Inc.

Outstanding Products, Skilled Management, Significant Growth Opportunities

Product Portfolio



Urban Travel-



Business Travel–



Outdoor Travel–





Brand:
1.Long History& New Conception;
2. Best Awareness on Female Casual Market
Industry:
Huge Footwear Market
COMPETITIVE ADVANTAGES
Performance:
Steady Growth From the Inception
Sales Model:
1."Sucessful Distributors + Agents" Sales Mode;
2.Long-term&Stable Relationship with Channels
Future:
Based on the world capital of shoes:
1.Easy to expand Via M/A;
2.Sustainable Competitive Advantages
Management:
Professional and Experienced Senior Management & Well-trained and Skillful Staff



EXTENSIVE MARKETING
New Store Opening
Retail Store
Bepure Distributors
Bepure宝飘
Jinjiang Shoe Industry Promotion Conference
2009 Guangzhou International Exhibition
Bepure 2008 Autumn- Winter Collection Summit



MANUFACTURING FACILITIES
• Current factory:
123,786 square feet with three production lines, yet 26% production is outsourced.
• New production facilities:
621,384 square feet currently under construction, 4 more production lines, expected to commence production in 2010. Will enable us to reduce costs and increase capacity by 50%.

Senior Management

Haiting Li, Chairman and CEO– Mr. Haiting Li founded the Company in 1993. He became a director, Chief Executive Officer and general manager in November of 2009 when we completed our reverse acquisition of Peakway. He has been the Chairman and CEO of Pacific Shoes since 2000 and the Chairman of Baopiao Shoes since 2006. Previously, he served as the manager of the Jianjang Xinxing Footwear Factory form 1989 to 1993 and worked as technician in the Jinjiang Handai Footwear Factory from 1982 to 1989.

Zhong Zhao, CFO—Mr. Zhao has been the CFO of Pacific Shoes and Baopiao Shoes since January of 2009. Previously, he served as the financial manager of Beijing Telestone Technology Corporation (NASDAQ:TSTC) from March 2004 to December 2008, and as the financial manager of Hubei Dangyang Hydraulic Engineering Bureau from Jully 1990 to 2003.